Exhibit 28(h)(2)

AMENDMENT TO

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

This Amendment, dated as of May 30, 2014. by and between each entity listed on Exhibit A hereto (each a “Fund”, collectively the “Funds”), and The Bank of New York Mellon, a New York banking organization (“BNY”), who are parties to the Fund Administration and Accounting Agreement dated January 21, 2014.

WHEREAS, the parties wish to amend the Agreement as set forth below:

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

1. Exhibit A to the Agreement (which revised version is attached) is amended to reflect changes to the names of the following funds as set forth below, effective May 30, 2014:

Reality Shares Isolated U.S. Dividend Growth Index ETF to be Reality Shares DIVS Index ETF

Reality Shares Isolated Global Dividend Growth Index ETF to be Reality Shares NASDAQ-100 DIVS Index

ETF Reality Shares Isolated Dividend Growth ETF to be Reality Shares DIVS ETF

Exhibit A is hereby replaced in its entirety with the attached Exhibit A dated the date hereof.

2. Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

3. This Amendment may be executed in multiple counterparts, which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers or duly authorized representatives as of the date first above written.

By:	/s/ Tom Trivella

on behalf of each fund identified on Exhibit A

THE BANK OF NEW YORK MELLON

By:	/s/ Stephen Cook
Stephen Cook
Managing Director

EXHIBIT A

Fund Name	Series
Reality Shares DIVS Index ETF
Reality Shares NASDAQ-100 DIVS Index ETF
Reality Shares DIVS ETF